Exhibit 10.1

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (this “Agreement”) is made as of the 31st day of May, 2018 for services commencing June 1, 2018, by and between Hyatt Hotels Corporation (the “Company”) and Bare Hill Advisory LLC (“Consultant”). In consideration of the mutual covenants and agreements contained in this Agreement, the Company and the Consultant agree as follows:

1.	Services. The Company hereby engages Consultant to provide the Company with the advisory services set forth on Exhibit A hereto (the “Services”). Consultant shall not be required to provide the Services on a full-time basis, but shall be required to devote such time and effort as is reasonably necessary to properly perform the Services in a first class manner.

2.	Compensation.

a)	Monthly Retainer. In consideration of Consultant’s performance of the Services hereunder, during the term of this Agreement, the Company shall pay Consultant a fee of $75,000 per month for each of June and July, 2018 and $15,000 per month thereafter (pro-rated for any partial month during which this Agreement remains in effect) (the “Monthly Fee”). The Monthly Fee shall be paid in arrears within five (5) days after the end of the calendar month to which such Monthly Fee pertains. Notwithstanding anything herein to the contrary, in the event that this Agreement is terminated prior to July 31, 2018 by the Company for any reason other than due to Consultant’s breach of this Agreement, Consultant’s Monthly Fee for the month which the termination occurs shall be increased such that Consultant is paid a minimum aggregate fee under this Agreement equal to the sum of (i) $120,000, plus (ii) the product of (A) $30,000 times (B) X/61, where “X” equals the number of days of Consultant’s service from June 1, 2018 through and including the termination date.

b)	Success Fee Eligibility. In further consideration of the performance of the Services hereunder, in the event of the attainment of the Success Goal (as defined in Exhibit A hereto), Consultant shall be eligible to receive a success fee in such amount, and subject to such other terms and conditions, as shall be determined by the Chief Executive Officer of the Company in his sole discretion. The parties agree that Consultant may, by advance written notice, assign the payment of any success fee to an alternate payee, if earned (it being understood that the Company will treat Consultant as the recipient of any such success fee for tax purposes regardless).

c)	No Withholding; Tax Matters. Consultant acknowledges and agrees that no amounts will be withheld from any compensation for payment of any federal, state, or local taxes and that Consultant shall have sole responsibility to pay such taxes, if any, and file such tax returns and other documentation as shall be required by applicable laws and regulations.

3.	Reimbursement for Expenses. The Company shall reimburse Consultant for travel and other business expenses incurred in connection with the performance of the Services hereunder, in each case, to the extent incurred and substantiated in accordance with the Company’s applicable reimbursement policies, as in effect from time to time. Notwithstanding the foregoing, individual expenses in excess of $1,000 or for travel must be approved in advance by the Company’s Chief Executive Officer.

4.

Termination. This Agreement and the advisory relationship created hereby may be terminated by either party without further liability hereunder (a) for any lawful reason or no reason upon two (2) weeks prior written notice (or, in the case of a termination by the Company, for payment of the Monthly Fee for such two (2)-week period in lieu of such notice) and (b) for breach of this Agreement, immediately without advance notice. Upon any such termination, the Company shall pay Consultant (without duplication) for any accrued but unpaid Monthly Fee through the date of such termination and shall reimburse any business expenses incurred and substantiated in accordance with Section 3 above. Notwithstanding the foregoing, upon any termination of this Agreement and the advisory relationship, the provisions of Sections 5 through 14 hereof shall survive any such termination.

5.

Confidential Information. In connection with the Services, the Company may provide the Consultant with, and/or the Consultant may develop or have access, certain confidential and/or proprietary information developed by or regarding the Company, its clients, and its and its clients’ investments or portfolio companies, in written or unwritten format, in electronic form or otherwise, including, but not limited to, all or any portion of the following: (a) files, records, data, forms, manuals, reports, letters, memorandum documents and work papers; (b) strategic planning related matters; (c) information regarding the abilities and expertise of the Company, its clients, and its and its clients’ investments, portfolio companies, or advisors; (d) research, designs and development pertaining to services, operations, investments of the Company; (e) strategic data, development plans, business plans, future plans and potential strategies, including, tax and estate planning strategies; (f) trade secrets, recipes, know-how, computer software (including programs, applications, models and manuals); (g) tax returns and other filings with federal, state and local tax authorities; and (h) documents and filings relating to litigation and arbitration matters (“Confidential Information”). Confidential Information shall not include information which is or becomes (i) generally available to the public other than as a result of a disclosure by the Consultant or its representatives in violation of this Agreement, or (ii) available to the Consultant on a non-confidential basis from a third-party who is not known by the Consultant to be subject to an obligation of confidentiality with respect to such information. The Consultant agrees that Confidential Information will be used solely in connection with, and in the scope of, the Services to the Company, and will be kept strictly confidential. The Consultant shall not disclose any Confidential Information to any person or entity in any manner whatsoever, except (i) to the extent that disclosure of such information is required by law (and then, in accordance with the terms of this Section 5), (ii) as required in connection with the scope of the Consultant’s Services to the Company, (iii) to employees, representatives and advisors of the Company who need to know such information for the purposes of their employment with or representation of the Company, it being agreed that such persons receiving such information agree to be bound by covenants substantially similar to this Section 5. Subject to the foregoing, the Consultant will not disclose that (i) Confidential Information has been provided to the Consultant, or (ii) the terms of any engagement of the Consultant by the Company (including the terms of this Agreement). In the event that the Consultant is required by law to disclose any Confidential Information, the Consultant will provide the Company with prompt written notice of such requirement, to the extent not prohibited by law, and will cooperate with the Company, at the Company’s expense, to obtain an appropriate protective order, minimize the required disclosure and obtain reasonable assurance that the Confidential Information will be accorded confidential treatment. All Confidential Information is and shall remain the exclusive property of the Company. Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Consultant files a lawsuit for retaliation for reporting a suspected violation of law, then Consultant may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

6.	Return of Information. At the Company’s written request, the Consultant shall return or destroy all Confidential Information, including, without limitation, all documents and materials, whether in printed or electronic form, that contain Confidential Information (including those prepared by or for the Consultant). The destruction of any such material shall not relieve the Consultant of its confidentiality obligations under this Agreement. Promptly, but no later than ten (10) business days following the termination of this Agreement or other request therefor by the Company, Consultant will deliver to the Company all books, records, materials, analyses, compilations, studies or other documents prepared by or on behalf of Consultant in performance of the Services or provided to Consultant by the Company for use in performing the Services and confirm in writing (which may be by email), that the Consultant has destroyed all material of any type or format containing or reflecting any Confidential Information, and will not retain any copies, extracts or other reproductions, in whole or in part, of such material except as is required by law.

7.	Works for Hire. To the extent Consultant produces any written work or other deliverables in connection with the performance of the Services, Consultant hereby assigns all its right, title and interest in and to such written work or other deliverables to the Company, and any portion of such work or deliverable that is copyrightable shall be considered a work made for hire.

8.	Relationship of Parties. The sole relationship of the parties shall be that of independent contractors. Nothing contained herein shall be deemed or construed as creating a joint venture, fiduciary relationship, agency or partnership between Consultant and the Company. Consultant acknowledges and agrees that he is not an employee of the Company and that retention as a consultant shall not entitle him to any benefits as an employee under any benefit plan maintained by the Company or its affiliates for its employees. It is further understood and agreed by the parties hereto that as an independent contractor Consultant will be responsible for complying with all applicable laws regarding Consultant’s engagement and/or employment of personnel, including but not limited to FLSA, FICA, FUTA, IRS state and local tax and unemployment obligations. Except as authorized by the Chief Executive Officer of the Company in connection with the performance of the Services, Contractor shall not enter into any agreements or incur any obligations on behalf of the Company.

9.	Entire Agreement. Consultant acknowledges and agrees that this Agreement, together with the Exhibit hereto constitutes the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing or anything in here to the contrary, the parties hereto acknowledge and agree that nothing contained herein shall limit or alter any rights or obligations set forth in that certain Transition and Separation Agreement, dated as of January 17, 2018 (as amended) or any obligations referenced or incorporated therein, and that all provisions hereof are additional to and not in lieu of the provisions contained therein.

10.	Severability/Reasonable Alteration. In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

11.	No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by Consultant and the Company to express their mutual intent, and no rule of strict construction will be applied against Consultant or the Company.

12.	Applicable Law, Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 14 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Chicago, Illinois and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 18 of this Agreement.

13.	Certain Waivers. EACH OF CONSULTANT AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT. FURTHER, CONSULTANT AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHTS TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

14.

Arbitration. Any dispute or controversy arising under or in connection with this Agreement, the relationship created hereby and/or its termination shall be settled exclusively by confidential arbitration, conducted before a single neutral arbitrator in Chicago, Illinois in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect, in accordance with this Section 14, except as otherwise prohibited by any nonwaivable provision of applicable law or regulation. The parties hereby agree that the arbitrator shall construe, interpret and enforce this Agreement in accordance with its express terms, and otherwise in accordance with the governing law as set forth in Section 12 above. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Agreement and Consultant hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Unless the parties otherwise agree, a single arbitrator shall be selected in accordance with the procedures set forth in such National Rules and only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and enforceable by any court of competent jurisdiction. The Company shall pay all administrative fees, and the fees and expenses of the arbitrator. In the event action is brought pursuant to this Section 14, the arbitrator shall have authority to award fees and costs to the prevailing party, in accordance with applicable law. If in the opinion of the arbitrator there is no prevailing party, then each party shall pay its own attorneys’ fees and expenses.

15.	Counterparts and Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument; signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as originals.

16.	Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.

17.	Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Consultant at:

To the most recent address provided by

Consultant to the Company

And with a copy to:

Hourglass Legal Consulting, P.C.

332 Maple Avenue

Highland Park, IL 60035

Attn: Tom Wippman

To the Company at:

Hyatt Hotels Corporation

150 North Riverside Plaza

8th Floor

Chicago, Illinois 60606

Attn: President and Chief Executive Officer

And with a copy to:

Hyatt Hotels Corporation

150 North Riverside Plaza

8th Floor

Chicago, Illinois 60606

Attn: General Counsel

18.	Consultation with Counsel. Consultant acknowledges and agrees that: (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, Consultant acknowledges that he has had the opportunity to consult with his own independent tax advisors with respect to the tax consequences to him of this Agreement and the payments hereunder, and that he is relying solely on the advice of his independent advisors for such purposes.

Signature page follows.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

COMPANY: HYATT HOTELS CORPORATION		CONSULTANT: BARE HILL ADVISORY, LLC

By:	/s/ Mark S. Hoplamazian	By:	/s/ Stephen Haggerty
	Name: Mark S. Hoplamazian		Stephen Haggerty, President
Title: President & Chief Executive Officer

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